Exhibit 99.2

IMPORTANT ADDITIONAL INFORMATION
In connection with the proposed transaction, Dominion Energy will file a registration statement on Form S-4, which will include a document that serves as a prospectus of Dominion Energy and a proxy statement of SCANA (the “proxy statement/prospectus”), and each party will file other documents regarding the proposed transaction with the SEC.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  A definitive proxy statement/prospectus will be sent to SCANA’s shareholders.  Investors and security holders will be able to obtain the registration statement and the proxy statement/prospectus free of charge from the SEC’s website (http://www.sec.gov) or from Dominion Energy or SCANA.  The documents filed by Dominion Energy with the SEC may be obtained free of charge by directing a request to Dominion Energy, Inc., 120 Tredegar Street, Richmond, Virginia 23219, Attention: Corporate Secretary, Corporate.Secretary@dominionenergy.com, and the documents filed by SCANA with the SEC may be obtained free of charge to SCANA Corporation, 220 Operation Way, Mail Code D133, Cayce, South Carolina 29033, Attention: Office of the Corporate Secretary, BoardInformation@scana.com.

PARTICIPANTS IN THE SOLICITATION
Dominion Energy and SCANA and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Information about Dominion Energy’s directors and executive officers is available in Dominion Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, in its proxy statement dated March 20, 2017, for its 2017 Annual Meeting of Shareholders, and certain of its Current Reports on Form 8-K.  Information about SCANA’s directors and executive officers is available in SCANA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, in its proxy statement dated March 24, 2017, for its 2017 Annual Meeting of Shareholders and certain of its Current Reports on Form 8-K.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the transaction when they become available.  Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.  You may obtain free copies of these documents from Dominion Energy or SCANA as indicated above.

Text of audio message by Jimmy E. Addison, CEO of SCANA Corporation, to SCANA Employees, dated January 3, 2018
7 a.m. Audix
Good Morning.  This is Jimmy Addison. While 2017 was a year of tremendous uncertainty for our company, 2018 will be a year of change that begins with a transition to greater certainty for everyone.

This morning we announced a merger with Dominion Energy, with Dominion becoming the owner of SCANA and all of our subsidiaries.  We just issued a press release followed by this message to get you in the loop as quickly as we could.
I’ll be conducting a live broadcast at 8:30 this morning that you can watch from your computer or nearby conference room, or from the auditorium if you are here at the corporate campus.
We put our best foot forward in our offer in November to bring resolution to the nuclear issue and did not get a positive reception.  Our company has been in peril of financial strife with the ongoing legislative and regulatory uncertainty that has resulted from stopping the nuclear project - and Dominion approached us offering their own, far better solution that a company of their size and depth of resources can bring.   I can tell you that while it means change, it is the best solution to a very difficult situation. This was the unanimous conclusion of our board.
You’ll recall Dominion acquired CGT three years ago as their first expression of interest for growing their business into South Carolina.  An acquisition of SCANA as a whole fits within their overarching growth strategy.  You’ll hear more this morning from their CEO Tom Farrell.
Headquartered in Richmond, VA, Dominion is one of the nation’s largest producers and transporters of energy in the US, with a portfolio of approximately 25,000 megawatts of electric generation capacity, 66,000 miles of natural gas transmission, gathering, storage and distribution pipelines and 64,000 miles of electric transmission and distribution lines. Dominion also operates one of the largest natural gas storage systems in the U.S. Their company is built on a proud legacy of public service, innovation and community involvement, with values that our consistent with our own.   Dominion Energy has 16,000 employees who invest in communities where they live and work.  That sounds like us, only much larger.
At 8:30 a.m. I’ll walk you through the details of the proposed acquisition.  You’ll also find some of it spelled out in a press release on the Edge.
Terms of the offering include:

•	The same power plant we offered at no cost to customers

•	A 5% rate reduction for electric customers – more than we previously offered

•
A refund of $1.3 billion to electric customers as soon as the merger is approved and closed.  That would equate to an approximately $1,000 payment to the average residential customers, and it applies to all classes – including industrial and commercial.

•	A shorter recovery period for nuclear abandonment costs.

•	An additional $1 million a year in increased charitable contributions in our service territories.

•	And most important to you all, all employees will have financial protection through the end of 2019.
That is a substantially stronger offer than we were able to propose to get our company focused back on our core strengths and best serve our customers.
Listen in on the 8:30 a.m. broadcast, for more on what this means for us as a company and for all of you as employees.  We’ll also repost the broadcast on the Edge so others who can’t view it at that time have the opportunity later.
This is the first of many communications you will receive from us, as well as Dominion’s leadership.  In the meantime, please be safe. This news will clearly be a distraction, so please focus on your safety and that of your coworkers.
Thank you.